Exhibit 99.1

Novo Energies Corporation Enters Into a Technology Collaboration Agreement with Precision Pipe and Vessel, LLC

Agreement Provides Novo Energies with an Exclusive World-wide License to Precision’s Proprietary Hybrid Gasification Technology to Convert Plastic and Tire Waste into Energy

July 30, 2010 New York, NY – Novo Energies Corporation (OTCBB: NVNC) (“Novo” or the “Company”), an alternative energy company, announced today that it has entered into a Technology Collaboration Agreement (“Agreement”) with Colorado based Precision Pipe and Vessel, LLC (“Precision”).

Novo Energies has been granted a worldwide exclusive license to use Precision’s proprietary gasification technology to convert plastic and tire waste into energy products including electricity, synthesis gases and other valuable commodities such as recovered steel.  Novo and Precision have agreed to collaborate to enhance and augment Precision’s existing operating pilot plant in Colorado. With that goal reached, Novo will seek multiple facilities in the United States and oversee the development of energy projects outside of North America through its partner, Novo Energies International Ltd.

Antonio Treminio, CEO and Chairman of Novo stated, “This is a major milestone for Novo, its team, and our shareholders. In our search, for the most efficient way to convert plastic and used tires into valuable energy products, we have spent the last 12 months evaluating several technologies, including pyrolysis, gasification and microwave based systems. As a result of such efforts, we have concluded that Precision’s gasification technology is right for Novo based on the following:

•	Allows efficient conversion of tires and plastic feedstock to energy

•	Environmentally friendly – the process produces zero toxic emissions, making it a green energy technology

•	The preliminary synthesis gas resulting from conversion of tires and plastic meets strict standards on quality and consistency

•	Has highest carbon conversion of any known gasification system on the market

•	Self sufficient by using the produced syngas to power the process

•	Low cost of production

We are extremely confident that this collaboration between Novo and Precision will allow us to develop the first commercially and economically viable tire to energy facility in North America.”

“Precision Pipe has successfully developed and operated the only known facility of this kind in the World.  Our plant is capable of efficiently and effectively converting tire and plastic feedstock into  high quality syngas.  In addition, we are able to reliably accomplish this on a consistent basis with no process emissions.  Based upon our many years of experience in designing, building, and operating other gasification technologies and gas production facilities, we recognize that we have invented a truly disruptive, clean, and renewable energy technology. We look forward to collaborating with Novo to develop the first commercial tire to energy plant in North America,’ stated Ken Klepper, President of Precision.

Novo plans to demonstrate the pilot facility in Denver, Colorado as a showcase unit for government officials, institutions, utility companies, and the investment community, as well as augment it’s output to reach fully commercial quantities.

“The showcase of the presently operating technology in Colorado is an important step towards our goals for a commercial unit. We aim to present a unique solution to government officials and the investment community by simultaneously solving their waste storage issues and creating a new class of energy sources, previously unavailable. As we will confront these issues on a truly local level, we will be able to control costs, allow scalability and reduces time to market. By solving a local problem with globally positive environmental and economic results, we envision being able to replicate these plants world-wide, thereby successfully reducing waste while producing an alternative source of energy”, sated Mr. Faisal Butt, VP Corporation Communications & Finance.

About Novo Energies Corporation:

Novo Energies Corporation (“Novo”) is an alternative energy company publicly trading on the OTC Bulletin Board market (OTC BB: NVNC). Based upon proprietary technology, Novo intends to own and operate recycling plants that will efficiently, economically, environmentally and profitably recycle scrap tires and plastics into energy and other commodities.  The core of Novo’s technology to recycle tires and plastics into energy is a Multi Stage Hybrid Gasification System, which undertakes the conversion of carbonaceous feedstock to a clean synthesis gas (“syngas”) with an upgraded heating value in an environmentally friendly manner. Such process which does not involve combustion or other reagents and pollutants.  As an interim step, Novo will transform scrap tires and plastics into syngas, which will be used as a fuel for engines and turbines to produce electricity and heat in a cogeneration facility. The syngas may also be converted into transportation fuel or other fuel additives through the use of a standard catalyst-based process such as Fischer-Tropsch.

About Precision Pipe & Vessel, LLC

Precision Pipe & Vessel, LLC, a Denver based fully qualified ASME welding and vessel fabricator is a family owned and operated business. Precision Pipe has extensive experience in natural gas and oil.  In addition, Precision Pipe has thirty years experience developing and fabricating other process equipment, including heat exchangers, boilers, and pressure vessels that serve in many fields of application, such as: pharmaceutical, cosmetics, food services, distillation, breweries, clean-tech, , textiles, ink, renewable energy, bio-fuels, and many others.  Precision Pipe’s Multi-Stage Hybrid Gasifier requires no external fuel sources and it creates zero green house gas emissions.

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on Novo’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which Novo has little or no control. Such forward-looking statements are made only as of the date of this release, and Novo assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in Novo’s Form 10-K for its fiscal year ended March 31, 2009, and other documents filed from time to time by Novo with the Securities and Exchange Commission.

For more information, please contact:

Novo Energies Corporation

Mr. Antonio Treminio, Chairman & Chief Executive Officer, NVNC.
New York Tel: +1-212-315-9705
Montreal: +1-514-840-3697
Email: atreminio@novoenergies.com

Precision Pipes & Vessel LLC.
Mr. Kenneth Klepper, President
Tel: 303-287-5138